Exhibit 2.1

AMENDMENT NO. 1 TO AGREEMENT AND PLAN OF MERGER

This AMENDMENT NO. 1 TO AGREEMENT AND PLAN OF MERGER (this “Amendment”) is made and entered into as of March 21, 2022 by and among Poema Global Holdings Corp., an exempted company incorporated with limited liability under the Laws of Cayman Islands (“SPAC”), Starship Merger Sub I Limited, an exempted company incorporated with limited liability under the Laws of Cayman Islands and a wholly-owned subsidiary of the Company (“Merger Sub”), Starship Merger Sub II Limited, an exempted company incorporated with limited liability under the Laws of Cayman Islands and a wholly-owned subsidiary of the Company (“Merger Sub II”), and Gogoro Inc., an exempted company incorporated with limited liability under the Laws of Cayman Islands (the “Company”). Unless otherwise specifically defined herein, all capitalized terms used but not defined herein shall have the meanings ascribed to them under the Agreement (as defined below).

WHEREAS, the parties hereto entered into that certain Agreement and Plan of Merger, dated as of September 16, 2021 (as may be amended and modified from time to time, including by this Amendment, the “Agreement”);

WHEREAS, the parties hereto desire to amend the Agreement as set forth below;

WHEREAS, Section 11.10 of the Agreement provides that the Agreement may be amended or modified in whole or in part, only by an agreement in writing executed by each of SPAC, Merger Sub, Merger Sub II and the Company in the same manner as the Agreement and which makes reference to the Agreement; and

WHEREAS, each of SPAC, the Company, Merger Sub and Merger Sub is authorized and approved by its respective board of directors to execute and deliver this Amendment.

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements herein contained, and intending to be legally bound hereby, SPAC, the Company, Merger Sub and Merger Sub II agree as follows:

1.             Amendments to the Agreement.

1.1           Amendment to the Termination Date. The reference to “March 31, 2022” in Section 10.01(c) of the Agreement is hereby amended and replaced by “April 15, 2022”.

2.             Miscellaneous.

2.1           No Further Amendment. The Parties hereto agree that all other provisions of the Agreement shall, subject to the amendments set forth in Section 1 of this Amendment, continue unmodified, in full force and effect and constitute legal and binding obligations of the parties in accordance with their terms. This Amendment is limited precisely as written and shall not be deemed to be an amendment to any other term or condition of the Agreement or any of the documents referred to therein. This Amendment forms an integral and inseparable part of the Agreement.

2.2           Representations and Warranties. Each of SPAC, the Company, Merger Sub and Merger Sub II hereby represents and warrants to each other Party that:

(a)           Such Party has the requisite corporate power and authority to execute and deliver this Amendment and to perform its obligations hereunder. The execution and delivery by such Party of this Amendment have been duly and validly authorized by its board of directors and no other corporate action on the part of such Party is necessary to authorize the execution and delivery by such Party of this Amendment.

(b)           This Amendment has been duly and validly executed and delivered by such Party and, assuming the due authorization, execution and delivery by each other Party, constitutes a legal, valid and binding obligation of such Party, enforceable against such Party in accordance with its terms, subject to the Enforceability Exceptions.

2.3           References. Each reference to “this Agreement,” “hereof,” “herein,” “hereunder,” “hereby” and each other similar reference contained in the Agreement shall, effective from the date of this Amendment, refer to the Agreement as amended by this Amendment. Notwithstanding the foregoing, references to the date of the Agreement and references in the Agreement, as amended hereby, to “the date hereof,” “the date of this Agreement” and other similar references shall in all instances continue to refer to September 16, 2021 and references to the date of this Amendment shall refer to March 21, 2022.

2.4           Effect of Amendment. This Amendment shall form a part of the Agreement for all purposes, and each party thereto and hereto shall be bound hereby. From and after the execution of this Amendment by the parties hereto, any reference to the Agreement shall be deemed a reference to the Agreement as amended hereby and any reference to the Transactions shall be deemed a reference to the Transactions as amended hereby. This Amendment shall be deemed to be in full force and effect from and after the execution of this Amendment by the parties hereto.

2.5           Other Miscellaneous Terms. The provisions of Article XI (Miscellaneous) of the Agreement shall apply mutatis mutandis to this Amendment, and to the Agreement as amended by this Amendment, taken together as a single agreement, reflecting the terms therein as amended by this Amendment.

[Signature pages follow]

IN WITNESS WHEREOF, the Parties have hereunto caused this Amendment to be duly executed as of the date first set forth above.

POEMA GLOBAL HOLDINGS CORP.

By:	/s/ Joaquin Rodriguez Torres
Name: Joaquin Rodriguez Torres
Title: Co-Chairman

By:	/s/ Homer Sun
Name: Homer Sun
Title: CEO

[Signature Page to Amendment No. 1 to Agreement and Plan of Merger]

IN WITNESS WHEREOF, the Parties have hereunto caused this Amendment to be duly executed as of the date first set forth above.

GOGORO INC.

By:	/s/ Hok-Sum Horace Luke
Name: Hok-Sum Horace Luke
Title: Chief Executive Officer

STARSHIP MERGER SUB I LTD.

By:	/s/ Hok-Sum Horace Luke
Name: Hok-Sum Horace Luke
Title: Director

STARSHIP MERGER SUB II LTD.

By:	/s/ Hok-Sum Horace Luke
Name: Hok-Sum Horace Luke
Title: Director

[Signature Page to Amendment No. 1 to Agreement and Plan of Merger]